EXHIBIT 99.1

THE UNITED ILLUMINATING COMPANY

AUDITED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED

DECEMBER 31, 2014 AND 2013

Independent Auditor's Report

To the Shareholder and Board of Directors
of The United Illuminating Company

We have audited the accompanying financial statements of The United Illuminating Company (the "Company"), which comprise the balance sheets as of December 31, 2014 and December 31, 2013, and the related statements of income, comprehensive income, shareholder’s equity and cash flows for the years then ended.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits.  We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements.  The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control.  Accordingly, we express no such opinion.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of The United Illuminating Company at December 31, 2014 and December 31, 2013, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
April 7, 2015

PricewaterhouseCoopers LLP, 125 High Street, Boston, MA 02110
T: (617) 530 5000, F: (617) 530 5001, www.pwc.com/us

THE UNITED ILLUMINATING COMPANY
STATEMENT OF INCOME
For the Years Ended December 31, 2014 and 2013
(In Thousands)

	2014	2013

Operating Revenues	$796,549	$803,558

Operating Expenses
Operation
Purchased power	173,059	139,135
Operation and maintenance	235,448	234,918
Transmission wholesale	88,370	88,206
Depreciation and amortization	67,410	108,023
Taxes - other than income taxes	87,233	83,412
Rate case disallowances (Note C)	-	8,354
Total Operating Expenses	651,520	662,048
Operating Income	145,029	141,510

Other Income and (Deductions), net (Note H), (Note A)	15,802	18,210

Interest Charges, net
Interest on long-term debt	42,236	39,851
Other interest, net	2,479	(2,183)
	44,715	37,668
Amortization of debt expense and redemption premiums	1,483	1,431
Total Interest Charges, net	46,198	39,099

Income from Equity Investments	13,893	15,272

Income Before Income Taxes	128,526	135,893

Income Taxes (Note E)	44,158	55,600

Net Income	$84,368	$80,293

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
STATEMENT OF CASH FLOWS
For the Years Ended December 31, 2014, and 2013
(Thousands of Dollars)

	2014	2013
Cash Flows From Operating Activities
Net income	$84,368	$80,293
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68,893	109,454
Deferred income taxes	39,775	70,874
Pension expense	16,932	28,710
Allowance for funds used during construction (AFUDC) - equity	(7,053)	(8,587)
Undistributed (earnings) losses in equity investments	(13,891)	(15,272)
Rate case disallowances (Note C)	-	8,354
Other regulatory activity, net	23,265	5,743
Other non-cash items, net	(4,092)	(983)
Changes in:
Accounts receivable, net	2,341	775
Unbilled revenues	1,195	(4,206)
Accounts payable	30,414	(8,956)
Cash distribution received from GenConn	14,004	15,321
Taxes accrued and refundable	(1,624)	(19,012)
Accrued liabilities	7,160	(1,920)
Accrued pension	(18,364)	(31,730)
Accrued post-employment benefits	(805)	(697)
Other assets	(1,487)	54
Other liabilities	2,851	1,637
Total Adjustments	159,514	149,559
Net Cash provided by Operating Activities	243,882	229,852

Cash Flows from Investing Activities
Plant expenditures including AFUDC debt	(142,179)	(160,042)
Cash distribution from GenConn	3,928	6,494
Deposits in New England West Solution (NEEWS) (Note C)	(8,437)	(1,636)
Changes in restricted cash	995	759
Intercompany receivable	(11,000)	(2,000)
Net Cash (used in) Investing Activities	(156,693)	(156,425)

Cash Flows from Financing Activities
Issuances of long-term debt	-	75,000
Line of credit borrowings (repayments)	-	(30,000)
Payment of common stock dividend	(82,700)	(102,600)
Equity infusion from parent	75,000	-
Other	-	(509)
Net Cash (used in) Financing Activities	(7,700)	(58,109)

Unrestricted Cash and Temporary Cash Investments:
Net change for the period	79,489	15,318
Balance at beginning of period	16,874	1,556
Balance at end of period	$96,363	$16,874

Cash paid during the period for:
Interest (net of amount capitalized)	$38,117	$34,415
Income taxes	$5,344	$5,905

Non-cash investing activity:
Plant expenditures included in ending accounts payable	$21,521	$15,450
Plant expenditures funded by deposits in NEEWS	$-	$(18,469)
Investment in NEEWS	$-	$18,469

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET
December 31, 2014 and 2013

ASSETS
(In Thousands)

	2014	2013
Current Assets
Unrestricted cash and temporary cash investments	$96,363	$16,874
Restricted cash	1,051	2,046
Utility accounts receivable less allowance of $2,800 and $3,000, respectively	103,812	105,953
Unbilled revenues	46,588	47,783
Current regulatory assets (Note A)	52,419	298,937
Materials and supplies, at average cost	5,263	3,847
Refundable taxes	3,345	-
Prepayments	3,751	2,361
Current portion of derivative assets (Note A), (Note K)	6,849	9,098
Intercompany receivable	15,000	4,000
Other current assets	70	1,797
Total Current Assets	334,511	492,696

Other Investments
Equity investment in GenConn (Note A)	114,195	118,241
Other	8,650	8,044
Total Other Investments	122,845	126,285

Net Property, Plant and Equipment (Note A)	1,943,054	1,840,405

Regulatory Assets (Note A)	430,263	429,918

Deferred Charges and Other Assets
Unamortized debt issuance expenses	5,844	6,762
Other long-term receivable	1,490	1,496
Derivative assets (Note A), (Note K)	20,421	44,349
Other	18,792	10,506
Total Deferred Charges and Other Assets	46,547	63,113

Total Assets	$2,877,220	$2,952,417

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
BALANCE SHEET
December 31, 2014 and 2013

LIABILITIES AND CAPITALIZATION
(In Thousands)

	2014	2013
Current Liabilities
Accounts payable	$117,886	$80,750
Accrued liabilities	26,768	19,864
Current regulatory liabilities (Note A)	5,039	247,792
Deferred income taxes (Note E)	24,903	10,115
Interest accrued	11,485	11,502
Taxes accrued	13,799	12,078
Current portion of derivative liabilities (Note A), (Note K)	23,308	26,904
Total Current Liabilities	223,188	409,005

Deferred Income Taxes (Note E)	534,205	493,723

Regulatory Liabilities	131,325	91,840

Other Noncurrent Liabilities
Pension accrued	152,456	101,483
Other post-retirement benefits accrued	55,644	45,145
Derivative liabilities (Note A), (Note K)	61,766	169,327
Other	6,296	6,222
Total Other Noncurrent Liabilities	276,162	322,177

Commitments and Contingencies (Note J)

Capitalization (Note B)
Long-term debt, net of unamortized discount and premium	845,460	845,460

Common Stock Equity
Common stock	1	1
Paid-in capital	704,730	629,730
Retained earnings	162,149	160,481
Net Common Stock Equity	866,880	790,212

Total Capitalization	1,712,340	1,635,672

Total Liabilities and Capitalization	$2,877,220	$2,952,417

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY
Statement of Changes in Shareholder's Equity
December 31, 2014 and 2013
(Thousands of Dollars)

	Common Stock		Paid-in	Retained
	Shares	Amount	Capital	Earnings	Total
Balance as of December 31, 2012	100	$1	$629,730	$182,788	$812,519

Net income				80,293	80,293
Cash dividends				(102,600)	(102,600)
Balance as of December 31, 2013	100	$1	$629,730	$160,481	$790,212

Net income				84,368	84,368
Cash dividends				(82,700)	(82,700)
Equity infusion from parent			75,000		75,000
Balance as of December 31, 2014	100	$1	$704,730	$162,149	$866,880

The accompanying Notes to Financial
Statements are an integral part of the financial statements.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

(A) BUSINESS ORGANIZATION AND STATEMENT OF ACCOUNTING POLICIES

The United Illuminating Company (UI), a wholly owned subsidiary of UIL Holdings Corporation (UIL Holdings), is a regulated operating electric public utility established in 1899.  It is engaged principally in the purchase, transmission, distribution and sale of electricity for residential, commercial and industrial purposes in a service area of about 335 square miles in the southwestern part of the State of Connecticut.  The population of this area is approximately 754,000, which represents approximately 21% of the population of Connecticut.  The service area, largely urban and suburban, includes the principal cities of Bridgeport (population of approximately 145,000) and New Haven (population of approximately 130,000) and their surrounding areas.  The service territory is home to a diverse array of business sectors including aerospace manufacturing, healthcare, biotech, financial services, precision manufacturing, retail and education.  At December 31, 2014, UI had approximately 328,000 customers.  Of UI’s 2014 retail revenues, 57.1% were derived from residential sales, 35.9% from commercial sales, 5.5% from industrial sales and 1.5% from street lighting and other sales.  UI’s retail electric revenues vary by season, with the highest revenues typically in the third quarter of the year reflecting seasonal rates, hotter weather and air conditioning use.  UI is regulated as an electric distribution company by the Connecticut Public Utilities Regulatory Authority (PURA) and is also subject to regulation by the Federal Energy Regulatory Commission (FERC).

UI is also a party to a joint venture with certain affiliates of NRG Energy, Inc. (NRG affiliates) pursuant to which UI holds 50% of the membership interests in GCE Holding LLC, whose wholly owned subsidiary, GenConn Energy LLC (together with GCE Holding LLC, GenConn) operates peaking generation plants in Devon, Connecticut (GenConn Devon) and Middletown, Connecticut (GenConn Middletown).

Accounting Records

The accounting records of UI are maintained in conformity with accounting principles generally accepted in the United States of America (GAAP) and in accordance with the uniform systems of accounts prescribed by the FERC and the PURA.

Basis of Presentation

The preparation of financial statements in conformity with GAAP requires management to use estimates and assumptions that affect (1) the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and (2) the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

UI has evaluated subsequent events through the date its financial statements were available to be issued, April 7, 2015.

Allowance for Funds Used During Construction

In accordance with the uniform systems of accounts, the UI capitalizes allowance for funds used during construction (AFUDC), which represents the approximate cost of debt and equity capital devoted to plant under construction.  The portion of the allowance applicable to borrowed funds and the allowance applicable to equity funds are presented as other income in the Statement of Income.  Although the allowance does not represent current cash income, it has been recoverable under the ratemaking process over the service lives of the related properties.  Weighted-average AFUDC rates for 2014 and 2013 were 7.66% and 6.83%, respectively.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Asset Retirement Obligations

The fair value of the liability for an asset retirement obligation (ARO) and/or a conditional ARO is recorded in the period in which it is incurred and the cost is capitalized by increasing the carrying amount of the related long-lived asset.  The liability is adjusted to its present value periodically over time, and the capitalized cost is depreciated over the useful life of the related asset.  Upon settlement, the obligation is settled either at its recorded amount or a gain or a loss is incurred.  Any timing differences between rate recovery and depreciation expense are deferred as either a regulatory asset or a regulatory liability.

The term conditional ARO refers to an entity's legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity.  If an entity has sufficient information to reasonably estimate the fair value of the liability for a conditional ARO, it must recognize that liability at the time the liability is incurred.

UI’s ARO, including estimated conditional AROs, consists primarily of obligations related to the removal or retirement of asbestos and polychlorinated biphenyl (PCB)-contaminated equipment.  The long-lived assets associated with the AROs are distribution property and other property.  UI’s ARO is carried on the balance sheet as other long-term liabilities.

ARO activity for 2014 and 2013 is as follows:

	2014	2013
	(In Thousands)
Balance as of January 1	$289	$274
Accretion	14	15
Balance as of December 31	$303	$289

Cash and Temporary Cash Investments

UI considers all of its highly liquid debt instruments with an original maturity of three months or less at the date of purchase to be cash and temporary cash investments.

Depreciation

Provisions for depreciation on utility plant for book purposes are computed on a straight‑line basis, using estimated service lives.  For utility plant other than software, service lives are determined by independent engineers and subject to review and approval by PURA.  Software service life is based upon management’s estimate of useful life and subject to review and approval by PURA.  The aggregate annual provisions for depreciation for 2014 and 2013 were approximately 3.0% and 3.1%, respectively, of the original cost of depreciable property.

Derivatives

UI is party to contracts that are derivatives.

Contracts for Differences (CfDs)

Pursuant to Connecticut’s 2005 Energy Independence Act, the Connecticut Public Utilities Regulatory Authority (PURA) solicited bids to create new or incremental capacity resources in order to reduce federally mandated congestion charges, and selected four new capacity resources.  To facilitate the transactions between the selected capacity resources and Connecticut electric customers, and provide the commitment necessary for owners of these resources to obtain necessary financing, PURA required that UI and The Connecticut Light and Power Company (CL&P) execute long-term contracts with the selected resources.  In August 2007, PURA approved four CfDs, each of which specifies a capacity quantity and a monthly settlement that reflects the difference between a forward market price and the contract price.  UI executed two of the contracts and CL&P executed the other two contracts.  The costs or benefits of each

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

contract will be paid by or allocated to customers and will be subject to a cost-sharing agreement between UI and CL&P pursuant to which approximately 20% of the cost or benefit is borne by or allocated to UI customers and approximately 80% is borne by or allocated to CL&P customers.

PURA has determined that costs associated with these CfDs will be fully recoverable by UI and CL&P through electric rates, and in accordance with ASC 980 “Regulated Operations,” UI has deferred recognition of costs (a regulatory asset) or obligations (a regulatory liability).  The CfDs are marked-to-market in accordance with ASC 815 “Derivatives and Hedging.”  For those CfDs signed by CL&P, UI records its approximate 20% portion pursuant to the cost-sharing agreement noted above.  As of December 31, 2014, UI has recorded a gross derivative asset of $27.3 million ($6.6 million of which is related to UI’s portion of the CfD signed by CL&P), a regulatory asset of $64.3 million, a gross derivative liability of $85.1 million ($59.2 million of which is related to UI’s portion of the CfD signed by CL&P) and a regulatory liability of $6.5 million.  See Note (K) Fair Value of Financial Instruments for additional CfD information.

The gross derivative assets and liabilities as of December 31, 2014 and 2013 were as follows:

	December 31, 2014	December 31, 2013
	(In Thousands)
Gross derivative assets:
Current Assets	$6,849	$9,098
Deferred Charges and Other Assets	$20,421	$44,349

Gross derivative liabilties:
Current Liabilities	$23,308	$26,904
Noncurrent Liabilities	$61,766	$169,327

The unrealized gains and losses from fair value adjustments to these derivatives, which are recorded in regulatory assets or regulatory liabilities, for years ended December 31, 2014 and 2013 were as follows:

	Year Ended December 31,
	2014	2013
	(In Thousands)

Regulatory Assets - Derivative liabilities	$(78,510)	$(33,819)

Regulatory Liabilities - Derivative assets	$(6,472)	$-

The fluctuations in the balances of the derivatives as well as the related unrealized gains in the year ended December 31, 2014 compared to 2013 are primarily due to increases in forward prices for capacity and reserves as a result of ISO New England market rule changes.

Equity Investments

UI is party to a 50-50 joint venture with NRG affiliates in GenConn, which operates two peaking generation plants in Connecticut.  UI’s investment in GenConn is being accounted for as an equity investment, the carrying value of which was $114.2 million and $118.2 million as of December 31, 2014 and 2013, respectively.  As of December 31, 2014, there was an immaterial amount of undistributed earnings from UI’s equity investment in GenConn.

UI’s pre-tax income from its equity investment in GenConn was $13.9 million and $15.3 million for the years ended December 31, 2014 and 2013, respectively.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Cash distributions from GenConn are reflected as either distributions of earnings or as returns of capital in the operating and investing sections of the Consolidated Statement of Cash Flows, respectively.  UI received cash distributions from GenConn of $17.9 million and $21.8 million during the years ended December 31, 2014 and 2013, respectively.

The following represents summarized financial information of GenConn as of and for the years ended December 31:

	2014	2013
	(In Thousands)

Current assets	$33,431	$32,349
Noncurrent assets	$437,854	$453,956
Current liabilities	$19,888	$17,939
Noncurrent liabilities	$222,836	$231,811
Operating revenues	$82,010	$79,775
Income	$27,871	$30,718

Impairment of Long‑Lived Assets and Investments

ASC 360 “Property, Plant, and Equipment” requires the recognition of impairment losses on long‑lived assets when the book value of an asset exceeds the sum of the expected future undiscounted cash flows that result from the use of the asset and its eventual disposition.  If impairment arises, then the amount of any impairment is measured based on discounted cash flows or estimated fair value.

ASC 360 also requires that rate‑regulated companies recognize an impairment loss when a regulator excludes all or part of a cost from rates, even if the regulator allows the company to earn a return on the remaining costs allowed.  Under this standard, the probability of recovery and the recognition of regulatory assets under the criteria of ASC 980 must be assessed on an ongoing basis.  As discussed in the description of ASC 980 in this Note (A) under “Regulatory Accounting,” determination that certain regulatory assets no longer qualify for accounting as such could have a material impact on the financial condition of UI.  As a result of UI’s 2013 distribution rate proceeding, a portion of UI’s deferred storm costs and capital costs related to UI’s recently constructed administrative and operations buildings were written off.  See Note (C), Regulatory Proceedings, Electric Distribution and Transmission – Rates for additional information.  In addition, as a result of PURA’s decision in a docket addressing UI’s semi-annual Generation Services Charge (GSC), bypassable federally mandated congestion charge and the nonbypassable federally mandated congestion charge reconciliations (NBFMCC), UI recorded a write-off during the fourth quarter of 2014.  See Note (C), Regulatory Proceedings, Electric Distribution and Transmission – Other Proceedings for additional information.

ASC 323 “Investments” requires that a loss in the value of an investment that is other than a temporary decline should be recognized. In accordance with ASC 323, UI reviews its investments accounted for by the equity method for impairment by identifying and measuring losses in the value based upon a comparison of fair value to carrying value.  At December 31, 2014, UI did not have any equity investments that were impaired under this standard.

Income Taxes

In accordance with ASC 740 “Income Taxes,” UI has provided deferred taxes for all temporary book‑tax differences using the liability method.  The liability method requires that deferred tax balances be adjusted to reflect enacted future tax rates that are anticipated to be in effect when the temporary differences reverse.  In accordance with generally accepted accounting principles for regulated industries, UI has established a regulatory asset for the net revenue requirements to be recovered from customers for the related future tax expense associated with certain of these temporary differences.  For ratemaking purposes, UI normalizes all investment tax credits (ITCs) related to recoverable plant investments.

Under ASC 740, UI may recognize the tax benefit of an uncertain tax position only if management believes it is more likely than not that the tax position will be sustained on examination by the taxing authority based upon the technical merits of the position.  The tax benefits recognized in the financial statements from such a position should be measured

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

based upon the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement.  UI’s policy is to recognize interest accrued and penalties associated with uncertain tax positions as a component of operating expense.  See – Note (E), Income Taxes for additional information.

Other Income and (Deductions), net

The following table details the components of the other income and (deductions), net as of December 31, 2014 and 2013:

	2014	2013
	(In Thousands)

Interest income	$2,163	$2,015
Allowance for funds used during construction - equity	7,053	8,587
Allowance for funds used during construction - debt	4,160	5,196
Conservation & Load Management incentive	1,743	1,518
Miscellaneous other income and (deductions) - net	683	894
Total Other Income and (Deductions), net	$15,802	$18,210

Pension and Other Postretirement Benefits

UI accounts for pension plan costs and other postretirement benefits, consisting principally of health and life insurance, in accordance with the provisions of ASC 715 “Compensation - Retirement Benefits.”  See Note (G), Pension and Other Benefits.

Property, Plant and Equipment

The cost of additions to property, plant and equipment and the cost of renewals and betterments are capitalized.  Cost consists of labor, materials, services and certain indirect construction costs, including AFUDC.  The costs of current repairs, major maintenance projects and minor replacements are charged to appropriate operating expense accounts as incurred.  The original cost of utility property, plant and equipment retired or otherwise disposed of and the cost of removal, less salvage, are charged to the accumulated provision for depreciation.

UI accrues for estimated costs of removal for certain of its plant-in-service.  Such removal costs are included in the approved rates used to depreciate these assets.  At the end of the service life of the applicable assets, the accumulated depreciation in excess of the historical cost of the asset provides for the estimated cost of removal.  In accordance with ASC 980 “Regulated Operations,” the accrued costs of removal have been recorded as a regulatory liability.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

UI’s property, plant and equipment as of December 31, 2014 and 2013 were comprised as follows:

	2014	2013
	(In Thousands)

Distribution plant	$1,135,317	$977,400
Transmission plant	646,826	630,834
Software	108,248	104,106
Land	57,644	57,593
Building and improvements	187,047	184,053
Other plant	118,385	113,350
Total property, plant & equipment	2,253,467	2,067,336
Less accumulated depreciation	505,313	463,240
	1,748,154	1,604,096
Construction work in progress	194,900	236,309
Net property, plant & equipment	$1,943,054	$1,840,405

Regulatory Accounting

Generally accepted accounting principles for regulated entities in the United States of America allow UI to give accounting recognition to the actions of regulatory authorities in accordance with the provisions of Accounting Standards Codification (ASC) 980 “Regulated Operations.”  In accordance with ASC 980, UI has deferred recognition of costs (a regulatory asset) or has recognized obligations (a regulatory liability) if it is probable that such costs will be recovered or obligations relieved in the future through the ratemaking process.  UI is allowed to recover all such deferred costs through its regulated rates.  See Note (C), Regulatory Proceedings, for a discussion of the recovery of certain deferred costs, as well as a discussion of the regulatory decisions that provide for such recovery.

UI also has obligations under long‑term power contracts, the recovery of which is subject to regulation.  If UI, or a portion of its assets or operations, were to cease meeting the criteria for application of these accounting rules, accounting standards for businesses in general would become applicable and immediate recognition of any previously deferred costs would be required in the year in which such criteria are no longer met (if such deferred costs are not recoverable in the portion of the business that continues to meet the criteria for application of ASC 980).  UI expects to continue to meet the criteria for application of ASC 980 for the foreseeable future.  If a change in accounting were to occur, it could have a material adverse effect on the earnings and retained earnings of UI in that year and could also have a material adverse effect on the ongoing financial condition of UI.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Unless otherwise stated below, all of UI’s regulatory assets earn a return.  UI’s regulatory assets and liabilities as of December 31, 2014 and 2013 included the following:

	Remaining Period	December 31, 2014	December 31, 2013
		(In Thousands)
Regulatory Assets:
Nuclear plant investments – above market	(a)	$-	$238,868
Unamortized redemption costs	7 to 19 years	10,499	11,301
Pension and other post-retirement benefit plans	(b)	201,345	137,636
Income taxes due principally to book-tax difference	(c)	164,466	149,015
Contracts for differences	(d)	64,276	142,743
Deferred transmission expense	(e)	17,387	9,615
Excess generation service charge	(f)	-	6,909
Storm costs	(g)	-	14,752
Other	(h)	24,709	18,016
Total regulatory assets		482,682	728,855
Less current portion of regulatory assets		52,419	298,937
Regulatory Assets, Net		$430,263	$429,918

Regulatory Liabilities:
Accumulated deferred investment tax credits	29 years	$4,319	$4,465
Income taxes due principally to book-tax differences	(c)	-	200,673
Deferred gain on sale of property	(a)	-	37,933
Excess generation service charge	(f)	28,692	-
Middletown/Norwalk local transmission network service collections	35 years	20,828	21,402
Asset removal costs	(h)	68,789	65,620
Contracts for differences	(d)	6,472	-
Other	(h)	7,264	9,539
Total regulatory liabilities		136,364	339,632
Less current portion of regulatory liabilities		5,039	247,792
Regulatory Liabilities, Net		$131,325	$91,840

(a)
Asset/Liability relates to the Competitive Transition Assessment (CTA).  Balances are fully offset by amounts primarily included in income taxes, due principally to book-tax differences.  Total CTA costs recovery and stranded cost amortization are complete.  As a result of the outcome of UI’s 2013 distribution rate request, PURA approved UI’s proposed rate treatment to leave CTA rates unchanged until January 1, 2014 at which point the charge ended.  The remaining balances were eliminated.  See Note (C) Regulatory Proceedings – Electric Distribution and Transmission – Other Proceedings for additional information.

(b)	Life is dependent upon timing of final pension plan distribution; balance, which is fully offset by a corresponding asset/liability, is recalculated each year in accordance with ASC 715 "Compensation-Retirement Benefits." See Note (G) Pension and Other Benefits for additional information.
(c)
Amortization period and/or balance vary depending on the nature and/or remaining life of the underlying assets/liabilities; balances contain regulatory liabilities related to the CTA as well as regulatory assets not related to the CTA.  Due to the end of the CTA charge, the CTA regulatory liabilities are classified as current regulatory liabilities as of December 31, 2013 and the regulatory assets not related to the CTA are reclassified as long-term regulatory assets.

(d)
Asset life is equal to delivery term of related contracts (which vary from approximately 5 - 12 years); balance fluctuates based upon quarterly market analysis performed on the related derivatives (Note K); amount, which does not earn a return, is fully offset by corresponding derivative asset/liability.  See “-Contracts for Differences” discussion above for additional information.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

(e)	Regulatory asset or liability which defers transmission income or expense and fluctuates based upon actual revenues and revenue requirements.
(f)	Regulatory asset or liability which defers generation-related and nonbypassable federally mandated congestion costs or revenues for future recovery from or return to customers. Amount fluctuates based upon timing differences between revenues collected from rates and actual costs incurred.
(g)	Storm costs include accumulated costs for major storms occurring from January 2009 forward. See Note (C) Regulatory Proceedings – Electric Distribution and Transmission – Rates for a discussion of the recovery of these costs.
(h)	Amortization period and/or balance vary depending on the nature, cost of removal and/or remaining life of the underlying assets/liabilities; asset amount includes decoupling ($7.2 million) and certain other amounts that are not currently earning a return. See Note (C) “Regulatory Proceedings for a discussion of the decoupling recovery period.

Restricted Cash

UI’s restricted cash at December 31, 2014 and 2013 totaled $1.1 million and $2.0 million, respectively, which primarily relates to electric distribution and transmission capital projects, which have been withheld by UI and will remain in place until the verification of fulfillment of contractor obligations.

Revenues

Regulated utility revenues are based on authorized rates applied to each customer.  These retail rates are approved by regulatory bodies and can be changed only through formal proceedings.

UI utilizes a customer accounting software package integrated with the network meter reading system to estimate unbilled revenue on a customer-by-customer basis, utilizing actual daily meter readings at the end of each month to calculate consumption and pricing for each customer.  A significant portion of utility retail kilowatt-hour consumption is read through the network meter reading system.  For those customers still requiring manual meter readings, consumption is estimated based upon historical usage and actual pricing for each customer.

Stock-Based Compensation

Certain members of management participate in the UIL Holdings 2008 Stock and Incentive Compensation Plan.  Total UI stock-based compensation expense for the years ended December 31, 2013 $0.5 million.  There was no-stock based compensation expense in 2014.

Variable Interest Entities

UI has identified GenConn as a variable interest entity (VIE), which is accounted for under the equity method.  UI is not the primary beneficiary of GenConn, as defined in ASC 810 “Consolidation,” because it shares control of all significant activities of GenConn with its joint venturer, NRG affiliates.  As such, GenConn is not subject to consolidation.  GenConn recovers its costs through CfDs, which are cost of service-based and have been approved by PURA.  As a result, with the achievement of commercial operation by GenConn Devon and GenConn Middletown, UI’s exposure to loss is primarily related to the potential for unrecovered GenConn operating or capital costs in a regulatory proceeding, the effect of which would be reflected in the carrying value of UI’s 50% ownership position in GenConn and through “Income from Equity Investments” in UI’s Financial Statements.  Such exposure to loss cannot be determined at this time.  For further discussion of GenConn, see “–Equity Investments” as well as Note (C) Regulatory Proceedings – Electric Distribution and Transmission – Equity Investment in Peaking Generation.

UI has identified the selected capacity resources with which it has CfDs as VIEs and has concluded that it is not the primary beneficiary as it does not have the power to direct any of the significant activities of these capacity resources.   As such, UI has not consolidated the selected capacity resources.  UI’s maximum exposure to loss through these agreements is limited to the settlement amount under the CfDs as described in “–Derivatives – Contracts for Differences (CfDs)” above.  UI has no requirement to absorb additional losses nor has UI provided any financial or other support during the periods presented that were not previously contractually required.

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NOTES TO FINANCIAL STATEMENTS

UI has identified the entities for which it is required to enter into long-term contracts to purchase Renewable Energy Credits (RECs) as VIEs.  In assessing these contracts for VIE identification and reporting purposes, UI has aggregated the contracts based on similar risk characteristics and significance to UI.  UI is not the primary beneficiary as it does not have the power to direct any of the significant activities of these entities.  UI’s exposure to loss is primarily related to the purchase and resale of the RECs, but, any losses incurred are recoverable through electric rates.  For further discussion of RECs, see Note (C) Regulatory Proceedings – Electric Distribution and Transmission – New Renewable Source Generation.

New Accounting Pronouncements

In May 2014, the FASB issued Accounting Standards Update (ASU) 2014-09, which supersedes the revenue recognition requirements in ASC 605, Revenue Recognition.  ASU 2014-09 requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services.  ASU 2014-09 is effective for interim and annual reporting periods beginning after December 15, 2016 and is to be applied retrospectively.  UI is currently evaluating the effect that adopting this new accounting guidance will have on its consolidated financial statements.

In June 2014, the FASB issued updated guidance to ASC 718 “Compensation – Stock Compensation” which prescribes the accounting for share-based payments when the terms of an award provide that a performance target could be achieved after the requisite service period.  This guidance is effective during interim and annual periods beginning after December 15, 2015 and can be applied on a prospective basis to all awards granted or modified after the effective date or retrospectively to all awards with performance targets that are outstanding as of the beginning of the earliest annual period presented in the financial statements and to all new or modified awards thereafter.  This guidance is not expected to have a material impact on UI’s financial statements.

(B)  CAPITALIZATION

Common Stock

UI had 100 shares of common stock, no par value, outstanding at December 31, 2014 and 2013.

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NOTES TO FINANCIAL STATEMENTS

Long-Term Debt

	December 31,
	2014	2013
	(In Thousands)
Pollution Control Revenue Refunding Bonds:

4.50% 2010 Series, due 2027	$27,500	$27,500
Auction Rate, 2003 Series, due 2033 (1)	64,460	64,460

Senior Unsecured Notes:

6.06% Senior Notes, Series A and B, due 2017	70,000	70,000
2.98% Senior Notes, Series A due 2019	31,000	31,000
3.61% Senior Notes, Series B and C and 6.26% Senior Notes, Series C and D, due 2022	162,500	162,500
6.51% Senior Notes, Series E and F due 2037	28,000	28,000
6.46% Senior Notes , Series A and 6.51%, Senior Notes, Series B, due 2018	100,000	100,000
6.61% Senior Notes, Series C, due 2020	50,000	50,000
5.61% Senor Notes, due 2025	50,000	50,000
6.09% Senior Notes, due 2040	100,000	100,000
4.89% Senior Notes, Series D and E, due 2042	87,000	87,000
3.95% Senior Notes, Series F, due 2023	75,000	75,000
Long-Term Debt	$845,460	$845,460

(1)	On December 31, 2014, the interest rate on the Bonds was 0.33%. The interest rate on these Bonds is reset through an auction held every 35 days.

The weighted-average remaining fixed rate period of outstanding long-term debt obligations of UI as of December 31, 2014 was 10.6 years, at an average interest rate of 5.0%.

The fair value of UI’s long-term debt was $958.3 million and $905.5 million as of December 31, 2014 and 2013, respectively, which was estimated by UI based on market conditions.  The expenses to issue long‑term debt are deferred and amortized over the life of the respective debt issue or the fixed interest-rate period in the case of pollution control revenue bonds.

Information regarding maturities and mandatory redemptions/repayments are set forth below:

	2015	2016	2017	2018	2019	2020 & thereafter	Total

	(In Thousands)

Maturities	$-	$-	$70,000	$100,000	$31,000	$644,460	$845,460

On October 25, 2013, UI entered into a note purchase agreement with a group of institutional accredited investors providing for the sale to such investors on October 25, 2013 of senior unsecured 3.95% notes in the principal amount of $75 million, due on October 25, 2023.  UI used the net proceeds from this long-term debt issuance to repay short-term debt and for general corporate purposes.

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NOTES TO FINANCIAL STATEMENTS

(C)  REGULATORY PROCEEDINGS

ISO-NE, an independent, not-for-profit corporation, is the Regional Transmission Organization (RTO) for New England.  ISO-NE is responsible for the reliable operation of the region’s bulk electric power system, which includes UI’s electric system, and administration of the region’s wholesale electricity marketplace.  ISO-NE also is responsible for the management of the comprehensive bulk electric power system and wholesale markets’ planning processes that address the region's electricity needs.

Rates

Utilities are entitled by Connecticut statutes to charge rates that are sufficient to allow them an opportunity to cover their reasonable operating and capital costs, to attract needed capital and to maintain their financial integrity, while also protecting relevant public interests.

In August 2013, PURA approved new distribution rate schedules for UI for two years (the August Decision) which became effective at that time and which, among other things, increased the UI distribution and CTA allowed return on equity (ROE) from 8.75% to 9.15%, continued UI’s existing earnings sharing mechanism by which UI and customers share on a 50/50 basis all distribution earnings above the allowed ROE in a calendar year, continued the existing decoupling mechanism, and approved the establishment of the requested storm reserve.  Additionally, the August Decision disallowed approximately $22 million related to deferred storm costs and capital costs related to UI’s recently constructed administrative and operations buildings.  As a result of these disallowances and other adjustments related to the rate proceeding, we recorded a one-time pre-tax write off of $17.5 million related to UI in the third quarter of 2013.

In December 2013, PURA issued a final decision on UI’s Petition for Reconsideration of the August Decision.  The final decision on the reconsideration restored approximately $6.8 million of deferred storm costs and approximately $2.7 million of capital costs related to UI’s recently constructed administrative and operations buildings which had been disallowed in the August Decision.  As a result, we recorded a one-time pre-tax adjustment of approximately $9.2 million in the fourth quarter of 2013 to reverse such amounts written off in the third quarter of 2013 as a result of the August Decision.  The resulting storm regulatory asset allowed for recovery totaled approximately $45 million.  As a result of PURA’s final decision in UI’s final CTA reconciliation proceeding, the remaining storm regulatory asset was offset against the remaining CTA and Connecticut Yankee DOE litigation regulatory liabilities.  See “– Other Proceedings” for additional information.

Power Supply Arrangements

Under Connecticut law, UI’s retail electricity customers are able to choose their electricity supplier while UI remains their electric distribution company.   UI purchases power for those of its customers under standard service rates who do not choose a retail electric supplier and have a maximum demand of less than 500 kilowatts and its customers under supplier of last resort service for those who are not eligible for standard service and who do not choose to purchase electric generation service from a retail electric supplier.  The cost of the power is a “pass-through” to those customers through the GSC charge on their bills.

UI must procure the power to serve its standard service load pursuant to a procurement plan approved by PURA.  Under the procurement plan UI procures wholesale power for its standard service customers on a full requirements basis pursuant to contracts with a maximum duration of 12 months, with the delivery of such wholesale power to commence no later than six months from the applicable bid day.

UI has wholesale power supply agreements in place for its entire standard service load for the first half of 2015, 80% of its standard service load for the second half of 2015 and for 20% of its standard service load for the first half of 2016.  Supplier of last resort service is procured on a quarterly basis, however, from time to time there are no bidders in the procurement process for supplier of last resort service and in such cases UI manages the load directly.  UI determined that its contracts for standard service and supplier of last resort service are derivatives under ASC 815 “Derivatives and Hedging” and elected the “normal purchase, normal sale” exception under ASC 815 “Derivatives and Hedging.”  UI regularly assesses the accounting treatment for its power supply contracts.  These wholesale power supply agreements

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NOTES TO FINANCIAL STATEMENTS

contain default provisions that include required performance assurance, including certain collateral obligations, in the event that UI’s credit rating on senior debt were to fall below investment grade.  If UI’s credit rating were to decline one rating at Standard & Poor’s or two ratings at Moody’s and UI were to be placed on negative credit watch, monthly amounts due and payable to the power suppliers would be accelerated to semi-monthly payments.  UI’s credit rating would have to decline two ratings at Standard & Poor’s and three ratings at Moody’s to fall below investment grade.  If this were to occur, UI would have to deliver collateral security in an amount equal to the receivables due to the sellers for the thirty-day period immediately preceding the default notice.  If such an event had occurred as of December 31, 2014, UI would have had to post an aggregate of approximately $20.6 million in collateral.  UI would have been and remains able to provide that collateral.

In addition, UI is authorized to seek long-term contracts for up to 20% of its standard service requirements and Connecticut Class I Renewable Energy Certificates (RECs) for UI’s standard service customers that will result in an economic benefit to ratepayers, both in terms of risk and cost mitigation.  UI continues to keep apprised of possible long-term contracts that could benefit customers, but has not executed any long-term contracts.

New Renewable Source Generation

Under Connecticut law (PA 11-80), Connecticut electric utilities are required to enter into long-term contracts to purchase RECs from renewable generators located on customer premises.  Under this program, UI is required to enter into contracts totaling approximately $200 million in commitments over an approximate 21-year period.  The obligations will phase in over a six-year solicitation period, and are expected to peak at an annual commitment level of about $13.6 million per year after all selected projects are online.  Upon purchase, UI accounts for the RECs as inventory.  UI expects to partially mitigate the cost of these contracts through the resale of the RECs.  PA 11-80 provides that the remaining costs (and any benefits) of these contracts, including any gain or loss resulting from the resale of the RECs, are fully recoverable from (or credited to) customers through electric rates.

On October 23, 2013, PURA approved UI’s renewable connections program filed in accordance with PA 11-80, through which UI will develop up to 10 MW of renewable generation.  The costs for this program will be recovered on a cost of service basis.   PURA established a base ROE to be calculated as the greater of: (A) the current UI authorized distribution ROE (currently 9.15%) plus 25 basis points and (B) the current authorized distribution ROE for CL&P (currently 9.17%), less target equivalent market revenues (reflected as 25 basis points).  In addition, UI will retain a percentage of the market revenues from the project, which percentage is expected to equate to approximately 25 basis points on a levelized basis over the life of the project.  UI expects the cost of this program, a planned 2.8 MW fuel cell facility in New Haven, solar photovoltaic and fuel cell facilities totaling 5 MW in Bridgeport, and a 2.2 MW fuel cell facility in Woodbridge to be approximately $47 million.

Pursuant to Connecticut law (PA 13-303), on September 19, 2013, at the direction of DEEP, UI entered into two contracts for energy and/or RECs from Class I renewable resources, totaling approximately 3.5% of UI’s distribution load, which were subsequently approved by PURA.  Costs of each of these agreements will be fully recoverable through electric rates.  On December 18, 2013, Allco Finance Limited, an unsuccessful bidder in the RFP, filed a complaint against DEEP in the United States District Court in Connecticut alleging that DEEP’s direction to UI and CL&P to enter into the contracts violated the Supremacy Clause of the U.S. Constitution and the Federal Power Act by setting wholesale electricity rates.  This complaint was dismissed in December 2014.

Pursuant to Section 8 of Public Act 13-303, “An Act Concerning Connecticut’s Clean Energy Goals,” (PA 13-303), in January 2014, at DEEP’s direction, UI entered into three contracts for the purchase of RECs associated with an aggregate of 5.7 MW of energy production from biomass plants in New England. The costs of these agreements will be fully recoverable through electric rates.

Transmission

PURA decisions do not affect the revenue requirements determination for UI’s transmission business, including the applicable ROE, which are within the jurisdiction of the FERC.  The FERC has issued orders establishing allowable ROEs for transmission projects of transmission owners in New England, including UI.  The FERC established a base-

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NOTES TO FINANCIAL STATEMENTS

level ROE of 11.14%, as well as a 50 basis point ROE adder on Pool Transmission Facilities (PTF) for participation in the RTO for New England and a 100 basis point ROE incentive for projects included in the ISO-NE Regional System Plan that were completed and on line as of December 31, 2008.

UI’s overall transmission ROE is determined by the mix of UI’s transmission rate base between new and existing transmission assets, and whether such assets are PTF or non-PTF.  UI’s transmission assets are primarily PTF.  For 2014, UI’s overall allowed weighted-average ROE for its transmission business was 12.1%.  This includes the impact of the FERC order issued on October 16, 2014 and excludes any impacts of the reserve adjustment, both of which are discussed below.

In September 2011, several New England governmental entities, including PURA, the Connecticut Attorney General and the OCC, filed a joint complaint (Initial Complaint) with the FERC against ISO-NE and several New England transmission owners, including UI, claiming that the current approved base ROE used in calculating formula rates for transmission service under the ISO-NE Open Access Transmission Tariff by the New England transmission owners  of 11.14% was not just and reasonable and seeking a reduction of the base ROE and a refund to customers for a refund period of October 1, 2011 through December 31, 2012 (refund period).

Based on the August 6, 2013 initial decision of the presiding Administrative Law Judge finding that the existing base ROE was unjust and unreasonable we recorded a reserve for the refund period related to the Initial Complaint of $2.6 million pre-tax during the third quarter of 2013 based upon our assessment of the ultimate outcome of the proceeding.

In December 2012, various additional parties filed a complaint with the FERC against several New England transmission owners, including UI, claiming that the current approved base ROE of 11.14% was not just and reasonable and seeking a reduction of the base ROE and a refund to customers for a refund period commencing December 27, 2012 (Second Complaint).

On June 19, 2014, the FERC issued an order (June Order) in the Initial Complaint, tentatively finding that the just and reasonable base ROE for the New England transmission owners’ tariff is 10.57%.  In the June Order, the FERC adopted a new method for determining cost of equity, changing from a one-step discounted cash flow (DCF) methodology to a two-step DCF, which includes a long-term growth component.  The FERC also discontinued its past practice of adjusting the ROE to reflect changes in U.S. Treasury bond yields from the date of closing of the evidentiary record to the date of the FERC decision.

The June Order applied the two-step DCF methodology, using an assumed long-term growth rate based on the Gross Domestic Product, to tentatively find that the zone of reasonableness for the New England transmission owners is 7.03% to 11.74%.  Within that tentative zone of reasonableness, the FERC found that, taking into account the unusual capital market conditions, the just and reasonable base ROE for the New England transmission owners’ tariff should be set halfway between the midpoint of the zone of reasonableness and the top of the zone of reasonableness, or 10.57%.   In connection with the application of the two-step DCF method, the FERC established a paper hearing process following which the FERC confirmed in its order on October 16, 2014 (October Order) that the Gross Domestic Product was the appropriate long-term growth rate to be used when calculating the base ROE and setting the New England transmission owners base ROE at 10.57% with a total or maximum ROE including incentives not to exceed 11.74%, for both the refund period and going forward effective on October 16, 2014.

Also on June 19, 2014, the FERC announced it would institute hearing and settlement judge procedures in the Second Complaint.  The FERC determined there would be a 15-month refund period for the Second Complaint beginning December 27, 2012.  Settlement procedures were unsuccessful and we now expect this complaint to be litigated with a final FERC order likely being issued in 2016.

On July 31, 2014, certain complainants in the Initial Complaint and the Second Complaint filed a similar additional complaint (Third Complaint) with the FERC against the New England transmission owners, alleging that the then current base ROE of 11.14% was not just and reasonable, and seeking a reduction in the base ROE and refunds to customers for a 15-month refund period beginning July 31, 2014.  The complainants in the Third Complaint also asked for a determination that the top of the zone of reasonableness caps the ROE for each individual project.

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NOTES TO FINANCIAL STATEMENTS

On November 24, 2014, the FERC issued an order consolidating the Second Complaint and Third Complaint and stated a presiding judge decision should be rendered within twelve months of the commencement of hearing proceedings, or by November 30, 2015, with an expected decision by the FERC by September 2016.

In 2014, UI updated its assessment based upon the most recent information available.  Although UI cannot predict the outcome of the proceedings involving the Second and Third Complaints, additional pre-tax reserves of $5.6 million relating to potential refunds to customers were recorded.  As of December 31, 2014, total pre-tax reserves relating to potential refunds to customers under all three claims were approximately $8.2 million.

On March 3, 2015, the FERC issued an Order on Rehearing denying all rehearing requests from the complainants and the New England transmission owners.  As a result, UI recorded additional pre-tax reserves of $3.1 million in the first quarter of 2015.

New England East-West Solution

Pursuant to an agreement with CL&P (the Agreement), UI has the right to invest in, and own transmission assets associated with, the Connecticut portion of CL&P’s New England East West Solution (NEEWS) projects to improve regional energy reliability.  NEEWS consists of four inter-related transmission projects being developed by subsidiaries of Northeast Utilities (doing business as Eversource Energy), the parent company of CL&P, in collaboration with National Grid USA.  Three of the projects have portions located in Connecticut:  (1) the Greater Springfield Reliability Project (GSRP), which was fully energized in November 2013, (2) the Interstate Reliability Project (IRP), which is expected to be placed in service in the fourth quarter 2015 and (3) the Central Connecticut Reliability Project, which is being reassessed as part of the Greater Hartford Central Connecticut Study (GHCC). As CL&P places assets in service, it will transfer title to certain NEEWS transmission assets to UI in proportion to UI’s investments, but CL&P will continue to maintain these portions of the transmission system pursuant to an operating and maintenance agreement with UI.  Any termination of the Agreement pursuant to its terms would have no effect on the assets previously transferred to UI.

Under the terms of the Agreement, UI has the option to make quarterly deposits to CL&P in exchange for ownership of specific NEEWS transmission assets as they are placed in service.  UI has the right to invest up to the greater of $60 million or an amount equal to 8.4% of CL&P’s costs for the originally proposed Connecticut portions of the NEEWS projects.  Based upon the current projected costs, UI’s investment rights in GSRP and IRP would be approximately $45 million.  In January 2015, ISO-NE issued a draft GHCC transmission solutions report to its Planning Advisory Committee.   UI is evaluating the draft report and awaiting the final ISO-NE GHCC transmission solution report, expected in the first quarter of 2015, to determine the impact on UI’s aggregate investment in NEEWS.

Deposits associated with NEEWS are recorded as assets at the time the deposit is made and they are reported in the ‘Other’ line item within the Deferred Charges and Other Assets section of the consolidated balance sheet.   When title to the assets is transferred to UI, the amount of the corresponding deposit is reclassified from other assets to plant-in-service on the balance sheet and shown as a non-cash investing activity in the consolidated statement of cash flows.

As of December 31, 2014, UI had made aggregate deposits of $43.5 million under the Agreement since its inception, with assets valued at approximately $24.6 million having been transferred to UI, as follows:  In September 2012, CL&P transferred approximately $6.2 million of transmission assets associated with the GSRP, and in February 2013, CL&P transferred approximately $18.4 million of transmission assets, representing the remaining portion of the GSRP.  UI earned pre-tax income on deposits, net of transferred assets, of approximately $1.7 million, $1.5 million and $1.6 million in the years ended December 31, 2014, 2013 and 2012, respectively.  On February 6, 2015, UI made an additional deposit of approximately $1.5 million.

Approval for the Issuance of Debt

Long-term debt issuances require regulatory authorization which is typically obtained for a specified amount of debt to be issued during a specified period of time.  On February 4, 2015, PURA approved UI’s application to issue long term

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NOTES TO FINANCIAL STATEMENTS

debt in the aggregate amount of $400 million from time to time through 2017.  The proceeds from any issuances may be used by UI to refinance existing maturing debt and its Pollution Control Revenue Bonds (PCRBs) and for general corporate purposes.  The debt authorized to be issued to refinance the PCRBs may be issued in either the taxable private placement market or bank market as an alternative to financing the bonds in the tax-exempt market.

Other Proceedings

UI generally has several regulatory proceedings open and pending at PURA at any given time.  Examples of such proceedings include an annual PURA review and reconciliation of Systems Benefits Charges (SBC) revenues and expenses, dockets to consider specific restructuring or electricity market issues, consideration of specific rate or customer issues, and review of conservation programs.

UI files annual true-ups with PURA regarding Bypassable Federally Mandated Congestion Charges and Non-Bypassable Federally Mandated Congestion Charges.  These customer charges relate to “congestion costs” associated with not having adequate transmission infrastructure to move energy from the generating sources to the consumer and costs associated with ensuring adequate capacity on the electric system, such as peaking generation and capacity CfDs with generators.  These costs change from time to time and the annual reconciliation filing provides a mechanism for the electric distribution companies to adjust the charges to customers that allow the companies to recover the Federally Mandated Congestion Charges.

UI makes a semi-annual transmission adjustment clause (TAC) filing with PURA setting forth its actual transmission revenues, projected transmission revenue requirement, and the required TAC charge or credit so that any under- or over-collections of transmission revenues from prior periods are reconciled along with the expected revenue requirements for the next six months from filing.  PURA holds an administrative proceeding to approve the TAC charge or credit and holds a hearing to determine the accuracy of customer billings under the TAC.  The TAC tariff and this semi-annual change of the TAC charge or credit facilitates the timely matching of transmission revenues and transmission revenue requirements.

On November 12, 2014, PURA issued a decision in a docket addressing UI’s semi-annual GSC, bypassable federally mandated congestion charge and the NBFMCC reconciliations.  PURA’s decision allows for recovery of $7.7 million of the $11.3 million request included in UI’s filing for the reconciliation of certain revenues and expenses relating to the period from 2004 through 2013 and resulted in UI recording a pre-tax write-off of approximately $3.8 million during the fourth quarter of 2014 which included the disallowed portion of UI’s request as well as additional 2014 carrying charges.

Also on November 12, 2014, PURA issued a final decision in UI’s final CTA reconciliation proceeding which extinguished all remaining CTA balances.  In addition, the final decision allowed for the application of an approximate $8.2 million remaining CTA regulatory liability, as well as an approximate $12.0 million regulatory liability related to the Connecticut Yankee DOE litigation, against the storm regulatory asset balance.  The final decision required that remaining regulatory liability balance be applied to the GSC “working capital allowance” and be returned to customers through the NBFMCC.

Because the two decisions noted above do not conform to ratemaking principles, UI filed appeals with the State of Connecticut Superior Court in December 2014 for both the GSC/NBFMCC and the CTA final decisions.  On February 3, 2015, PURA filed a motion to dismiss UI’s appeal of the CTA final decision.

Equity Investment in Peaking Generation

UI is party to a 50-50 joint venture with NRG affiliates in GenConn, which operates two peaking generation plants in Connecticut.  The two peaking generation plants, GenConn Devon and GenConn Middletown, are both participating in the ISO-New England markets.  PURA has approved revenue requirements for the period from January 1, 2015 through December 31, 2015 of $29.5 million and $36.5 million for GenConn Devon and GenConn Middletown, respectively.  In addition, PURA has ruled that GenConn project costs incurred that were in excess of the proposed costs originally

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NOTES TO FINANCIAL STATEMENTS

submitted in 2008 were prudently incurred and are recoverable.  Such costs are included in the determination of the 2015 approved revenue requirements.

(D)  SHORT‑TERM CREDIT ARRANGEMENTS

UIL Holdings and its regulated subsidiaries, including UI, are parties to a revolving credit agreement with a group of banks that will expire on November 30, 2016 (the UIL Holdings Credit Facility).  The aggregate borrowing limit under the UIL Holdings Credit Facility is $400 million, of which $250 million is available to UI.  The UIL Holdings Credit Facility permits borrowings at fluctuating interest rates and also permits borrowings for fixed periods of time specified by each borrower at fixed interest rates determined by the Eurodollar interbank market in London (LIBOR).  The UIL Holdings Credit Facility also permits the issuance of letters of credit of up to $50 million.

As of December 31, 2014, UI did not have any borrowings outstanding under the Credit Facility.  Available credit under the UIL Holdings Credit Facility at December 31, 2014 totaled $306.6 million for UIL Holdings and its subsidiaries in the aggregate.  UIL Holdings records borrowings under the UIL Holdings Credit Facility as short‑term debt, but the UIL Holdings Credit Facility provides for longer term commitments from banks allowing UIL Holdings to borrow and reborrow funds, at its option, until the facility’s expiration, thus affording us flexibility in managing our working capital requirements.

(E) INCOME TAXES

	2014	2013
	(In Thousands)
Income tax expense consists of:
Income tax provisions (benefits):
Current
Federal	$5,491	$(17,268)
State	(962)	2,140
Total current	4,529	(15,128)
Deferred
Federal	34,824	65,420
State	4,951	5,454
Total deferred	39,775	70,874

Investment tax credits	(146)	(146)

Total income tax expense	$44,158	$55,600

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NOTES TO FINANCIAL STATEMENTS

Total income taxes differ from the amounts computed by applying the federal statutory tax rate to income before taxes.  The reasons for the differences are as follows:

	2014	2013
	(In Thousands)

Book income before income taxes	$128,526	$135,893

Computed tax at federal statutory rate	$44,984	$47,563
Increases (reductions) resulting from:
Amortization of nuclear plant regulatory assets	-	6,867
State income taxes, net of federal income tax benefits	2,593	4,936
Allowance for equity funds used during construction	(2,468)	(3,006)
ITC taken into income	(146)	(146)
Other items, net	(805)	(614)

Total income tax expense	$44,158	$55,600

Effective income tax rates	34.4%	40.9%

The significant portion of UI’s income tax expense, including deferred taxes, is recovered through utility rates.  UI’s annual income tax expense and associated effective tax rate is impacted by differences between the timing of deferred tax temporary difference activity and deferred tax recovery.  UI’s effective tax rate is also impacted by permanent differences between the book and tax treatment of certain costs.

The decrease in UI’s income tax expense and effective tax rate in 2014 compared to 2013 was primarily due to lower pre-tax earnings and the absence in 2014 of non-normalized CTA amortization.

As of December 31, 2014 and 2013, UI does not have any gross income tax reserves for uncertain tax positions.

In September 2013, the Internal Revenue Service issued final tangible property regulations that are meant to simplify, clarify and make more administrable previously issued guidance.  UI will comply with these regulations in a timely manner upon completing its evaluation of potential elections and the filing of its 2014 federal income tax return.  Changes required and other changes under evaluation are not expected to have a significant impact on 2015 income tax expense, net balance sheet position or cash flows.

UI is subject to the United States federal income tax statutes administered by the Internal Revenue Service and the income tax statutes of the State of Connecticut.  UI files with its parent, UIL Holdings, a consolidated federal income tax return and a combined Connecticut income tax return. UI determines a separate tax provision for this purpose and settles its income tax obligations in accordance with this methodology.

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NOTES TO FINANCIAL STATEMENTS

The following table summarizes UI’s deferred income tax assets and liabilities as of December 31, 2014 and 2013.

	2014	2013
	(In Thousands)
Deferred income tax assets:
Post-retirement benefits	$80,249	$51,271
Accrued removal obligation	27,430	26,166
Net operating loss carryforward	-	8,745
Other	11,994	23,352
	$119,673	$109,534

Deferred income tax liabilities:
Plant basis and Accelerated depreciation timing differences	$523,482	$461,484
Regulatory deferrals related to pension and other post-retirement benefits	80,317	54,882
Investment in GenConn	53,378	53,350
Other	21,604	43,656
	$678,781	$613,372

As of December 31, 2014, UI had a state tax credit carry forward of $1.8 million that will begin to expire in 2019.

(G)  PENSION AND OTHER BENEFITS

Disclosures pertaining to UI’s pension and other postretirement benefit plans (the Plans) are in accordance with ASC 715 “Compensation-Retirement Benefits.”  UI, through its parent UIL Holdings, has an investment policy addressing the oversight and management of pension assets and procedures for monitoring and control.  UIL Holdings has engaged State Street Bank as the trustee and investment manager to assist in areas of asset allocation and rebalancing, portfolio strategy implementation, and performance monitoring and evaluation.

The goals of the asset investment strategy are to:

•	Achieve long‑term capital growth while maintaining sufficient liquidity to provide for current benefit payments and pension plan operating expenses.
•	Provide a total return that, over the long term, provides sufficient assets to fund pension plan liabilities subject to an appropriate level of risk, contributions and pension expense.
•	Optimize the return on assets, over the long term, by investing primarily in a diversified portfolio of equities and additional asset classes with differing rates of return, volatility and correlation.
•	Diversify investments within asset classes to maximize preservation of principal and minimize over‑exposure to any one investment, thereby minimizing the impact of losses in single investments.

The Plans seek to maintain compliance with the Employee Retirement Income Security Act of 1974 (ERISA) as amended, and any applicable regulations and laws.

The Retirement Benefits Plans Investment Committee of the Board of Directors of UIL Holdings oversees the investment of the Plans’ assets in conjunction with management and has conducted a review of the investment strategies and policies of the Plans.  This review included an analysis of the strategic asset allocation, including the relationship of Plan assets to Plan liabilities, and portfolio structure.  The 2015 target asset allocations, which may be revised by the Retirement Benefits Plans Investment Committee, are approximately as follows:  60% equity securities and 40% debt securities.  In the event that the relationship of Plan assets to Plan liabilities changes, the Retirement Benefits Plans Investment Committee will consider changes to the investment allocations.  The other postretirement employee benefit fund assets are invested in a balanced mutual fund and, accordingly, the asset allocation mix of the balanced mutual fund may differ from the target asset allocation mix from time to time.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

The funding policy for the Plans is to make annual contributions that satisfy the minimum funding requirements of ERISA but that do not exceed the maximum deductible limits of the Internal Revenue Code.  These amounts are determined each year as a result of an actuarial valuation of the Plans.  UI currently expects to make pension contributions of approximately $7 million in 2015.  Such contribution levels will be adjusted, if necessary, based on actuarial calculations.

UI applies consistent estimation techniques regarding its actuarial assumptions, where appropriate, across its pension and postretirement plans.  The estimation technique utilized to develop the discount rate for its pension and postretirement benefit plans is based upon the yield of a portfolio of high quality corporate bonds that could be purchased as of December 31, 2014 to produce cash flows matching the expected plan disbursements within reasonable tolerances.  The expected return is based upon a combination of historical performance and anticipated future returns for a portfolio reflecting the mix of equity, debt and other investments included in plan assets.  Average wage increases are determined from projected annual pay increases, which are used to determine the wage base used to project employees’ pension benefits at retirement.  The health care cost trend rate is derived from projections of expected increases in health care costs.

UI is utilizing a discount rate of 4.30% as of December 31, 2014 for all of its qualified pension plans, compared to 5.20% in 2013.  The decrease in the discount rate, which was due to changes in long-term interest rates, resulted in an increase to the projected benefit obligation of approximately $60 million from 2013 to 2014.  The discount rate for non-qualified pension plans as of December 31, 2014 was 4.20% compared to a rate of 4.90% in 2013.

The discount rate for UI’s postretirement benefits plans reflects plan requirements and expected future cash flows.  For the UI postretirement plan, the discount rate at December 31, 2014 was 4.30% as compared to a rate of 5.20% in 2013.

The pension and other postretirement benefits plans assumptions may be revised over time as economic and market conditions change.  Changes in those assumptions could have a material impact on pension and other postretirement expenses.  For example, if there had been a 0.25% change in the discount rate assumed for the pension plans, the 2014 pension expense would have increased or decreased inversely by $1.9 million If there had been a 1% change in the expected return on assets assumed for the pension plans, the 2014 pension expense would have increased or decreased inversely by $3.6 million.   If there had been a 0.25% change in the discount rate assumed for the other postretirement benefits plans, the 2014 other postretirement benefits plan expenses would have increased or decreased inversely by $0.3 million.  If there had been a 1% change in the expected return on assets assumed for the other postretirement benefits plans, the 2014 other postretirement benefits plan expenses would have increased or decreased inversely by $0.2 million.

During 2014, the Society of Actuaries issued its final updated mortality tables and projection scales.  UI, in conjunction with its actuaries, performed an analysis to determine the appropriateness of adopting these tables and the related mortality projections.  As a result, the UI’s pension and postretirement plan liabilities as of December 31, 2014 reflect updated mortality assumptions.  The Plans have adopted the Society of Actuaries’ new base table, with collar adjustments.  In addition, the Plans are using a projection scale more aligned and consistent with recent experience to estimate projected changes in future mortality.  The change in the mortality assumption increased the projected benefit obligations for the pension and other postretirement benefit plans as of December 31, 2014 by approximately $18 million and $5 million, respectively.  There was no impact on 2014 expense.

Also in 2014, UI, in conjunction with its actuaries, completed an experience study of its demographic assumptions.  Such studies are undertaken periodically and encompass other demographic assumptions, such as termination, retirement and disability.  The changes resulting from the experience study decreased the projected benefit obligations for pension and other postretirement plans as of December 31, 2014 by approximately $13 million and $8 million, respectively.  There was no impact on 2014 expense.

Pension Plans

The United Illuminating Company Pension Plan (the UI Pension Plan) covers the majority of employees of UIL Holdings Corporate and UI.  UI also has a non‑qualified supplemental pension plan for certain employees and a non‑qualified retiree‑only pension plan for certain early retirement benefits.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

UI has established a supplemental retirement benefit trust and through this trust purchased life insurance policies on certain officers of UIL Holdings and UI to fund the future liability under the non-qualified supplemental plan.  The cash surrender value of these policies is included in “Other investments” on the Consolidated Balance Sheet.

Other Postretirement Benefits Plans

In addition to providing pension benefits, UI also provides other postretirement benefits, consisting principally of health care and life insurance benefits, for retired employees and their dependents.  UI does not provide prescription drug benefits for Medicare-eligible employees in its other postretirement health care plans.  Non-union employees who are 55 years of age and whose sum of age and years of service at time of retirement is equal to or greater than 65 are eligible for benefits partially subsidized by UI.  The amount of benefits subsidized by UI is determined by age and years of service at retirement.  For funding purposes, UI established a 401(h) account in connection with the UI Pension Plan and Serial Voluntary Employee Benefit Association Trust (VEBA) accounts for the years 2007 through 2020 to fund other postretirement benefits for UI’s non‑union employees who retire on or after January 1, 1994.  These VEBA accounts were approved by the IRS and UI contributed $4.5 million to fund the Serial VEBA accounts in 2007.  UI does not expect to make a contribution in 2015 to fund OPEB for non-union employees.

Union employees whose sum of age and years of service at the time of retirement is equal to or greater than 85 (or who are 62 with at least 20 years of service) are eligible for benefits partially subsidized by UI.  The amount of benefits subsidized by UI is determined by age and years of service at retirement.  For funding purposes, UI established a VEBA to fund other postretirement benefits for UI’s union employees.  The funding strategy for the VEBA is to select funds that most clearly mirror the pension allocation strategy.  Approximately 54% of UI’s employees are represented by Local 470‑1, Utility Workers Union of America, AFL‑CIO, for collective bargaining purposes.  Plan assets for the union VEBA consist primarily of equity and fixed‑income securities.  UI does not expect to make a contribution in 2015 to fund other postretirement benefits for union employees.

Other Accounting Matters

ASC 715 requires an employer that sponsors one or more defined benefit pension or other postretirement plans to recognize an asset or liability for the overfunded or underfunded status of the plan.  For a pension plan, the asset or liability is the difference between the fair value of the plan’s assets and the projected benefit obligation.  For any other postretirement benefit plan, the asset or liability is the difference between the fair value of the plan’s assets and the accumulated postretirement benefit obligation.  UI reflects all unrecognized prior service costs and credits and unrecognized actuarial gains and losses as regulatory assets rather than in accumulated other comprehensive income, as management believes it is probable that such items will be recoverable through the ratemaking process.  As of December 31, 2014 and 2013, UI has recorded regulatory assets of $201.3 million and $137.6 million, respectively.

In accordance with ASC 715, UI utilizes an alternative method to amortize prior service costs and unrecognized gains and losses.  UI amortizes prior service costs for both the pension and other postretirement benefits plans on a straight-line basis over the average remaining service period of participants expected to receive benefits.  UI utilizes an alternative method to amortize unrecognized actuarial gains and losses related to the pension and other postretirement benefits plans over the lesser of the average remaining service period or 10 years.  For ASC 715 purposes, UI does not recognize gains or losses until there is a variance in an amount equal to at least 5% of the greater of the projected benefit obligation or the market-related value of assets.  There is no such allowance for a variance in capturing the amortization of other postretirement benefits unrecognized gains and losses.

The following table represents the change in benefit obligation, change in plan assets and the respective funded status of UI’s pension and other postretirement plans as of December 31, 2014 and 2013.  Plan assets and obligations have been measured as of December 31, 2014 and 2013.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

	Pension Benefits				Other Post-Retirement Benefits
	2014		2013		2014		2013
Change in Benefit Obligation:	(In Thousands)
Benefit obligation at beginning of year	$452,234		$509,655		$69,559		$79,844
Service cost	5,864		7,974		1,005		1,230
Interest cost	23,164		21,359		3,580		3,373
Participant contributions	-		-		1,171		1,149
Settlements (1)	-		(2,367)		-		-
Actuarial (gain) loss	70,739		(56,278)		9,711		(12,531)
Benefits paid (including expenses)	(30,429)		(28,109)		(4,430)		(3,506)
Benefit obligation at end of year	$521,572		$452,234		$80,596		$69,559

Change in Plan Assets:
Fair value of plan assets at beginning of year	$350,751		$320,975		$24,414		$21,513
Actual return on plan assets	30,432		28,522		2,987		4,562
Employer contributions	18,362		31,730		-		-
Participant contributions	-		-		1,171		1,149
Settlements (1)	-		(2,367)		-		-
Benefits paid (including expenses)	(30,429)		(28,109)		(3,620)		(2,810)
Fair value of plan assets at end of year	$369,116		$350,751		$24,952		$24,414

Funded Status at December 31:
Projected benefits (less than) greater than plan assets	$152,456		$101,483		$55,644		$45,145

Amounts Recognized in the Balance Sheet consist of:
Non-current liabilities	$152,456		$101,483		$55,644		$45,145

Amounts Recognized as a Regulatory Asset consist of:
Prior service cost	(20)		245		59		95
Net (gain) loss	191,715		136,117		9,591		1,179
Total recognized as a regulatory asset	$191,695		$136,362		$9,650		$1,274

Information on Pension Plans with an Accumulated Benefit Obligation in excess of Plan Assets:
Projected benefit obligation	$521,572		$452,234		N/	A	N/	A
Accumulated benefit obligation	$461,620		$403,062		N/	A	N/	A
Fair value of plan assets	$369,116		$350,751		N/	A	N/	A

The following weighted average actuarial assumptions were used in calculating the benefit obligations at December 31:
Discount rate (Qualified Plans)	4.30%		5.20%		N/	A	N/	A
Discount rate (Non-Qualified Plans)	4.20%		4.90%		N/	A	N/	A
Discount rate (Other Post-Retirement Benefits)	N/	A	N/	A	4.30%		5.20%
Average wage increase	3.80%		3.80%		N/	A	N/	A
Health care trend rate (current year)	N/	A	N/	A	7.00%		7.00%
Health care trend rate (2019-2028 forward)	N/	A	N/	A	5.00%		5.00%

(1) Reflects settlement charges resulting from a distribution to a former employee upon retirement
N/A – not applicable

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

The components of net periodic benefit cost are:

	For the Year Ended December 31,
	Pension Benefits				Other Post-Retirement Benefits
	2014		2013		2014		2013
	(In Thousands)
Components of net periodic benefit cost:
Service cost	$5,864		$7,974		$1,005		$1,230
Interest cost	23,164		21,359		3,580		3,373
Expected return on plan assets	(27,874)		(26,356)		(1,816)		(1,586)
Amortization of:
Prior service costs	264		601		36		(50)
Settlements (1)	-		632		-		-
Actuarial (gain) loss	12,585		19,544		128		1,988
Net periodic benefit cost	$14,003		$23,754		$2,933		$4,955

Other Changes in Plan Assets and Benefit Obligations Recognized as a Regulatory Asset (Liability):
Net (gain) loss	$68,182		$(58,444)		$8,541		$(15,507)
Amortization of:
Prior service costs	(264)		(601)		(36)		50
Settlements (1)	-		(632)		-		-
Actuarial (gain) loss	(12,585)		(19,544)		(128)		(1,988)
Total recognized as regulatory asset (liability)	$55,333		$(79,221)		$8,377		$(17,445)

Total recognized in net periodic benefit costs and regulatory asset (liability)	$69,336		$(55,467)		$11,310		$(12,490)

Estimated Amortizations from Regulatory Assets into Net Periodic Benefit Cost for the next 12 month period:
Amortization of prior service cost	(5)		265		50		35
Amortization of net (gain) loss	17,887		12,584		1,065		129
Total estimated amortizations	$17,882		$12,849		$1,115		$164

The following actuarial weighted average assumptions were used in calculating net periodic benefit cost:
Discount rate	4.90%-5.20%		4.00%-4.25%		5.20%		4.25%
Average wage increase	3.80%		3.80%		N/	A	N/	A
Return on plan assets	8.00%		8.00%		8.00%		8.00%
Health care trend rate (current year)	N/	A	N/	A	7.50%		7.50%
Health care trend rate (2019 forward)	N/	A	N/	A	5.00%		5.00%

(1) Reflects settlement charges resulting from a distribution to a former employee upon retirement
N/A – not applicable

A one percentage point change in the assumed health care cost trend rate would have the following effects:

	1% Increase	1% Decrease
	(In Thousands)
Aggregate service and interest cost components	$771	$(612)
Accumulated post-retirement benefit obligation	$11,469	$(9,268)

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Estimated Future Benefit Payments

The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

Year	Pension Benefits	Other Post-Retirement Benefits
	(In Thousands)
2015	$27,556	$3,726
2016	$31,119	$3,729
2017	$30,226	$3,871
2018	$31,329	$3,966
2019	$30,472	$4,073
2020-2022	$167,507	$22,314

Defined Contribution Retirement Plans/401(k)

UI employees are eligible to participate in the UIL Employee Stock Ownership Plan.  Employees may defer a portion of the compensation and invest in various investment alternatives.  Matching contributions are made in the form of cash which is subsequently invested according to the specific provisions of the plan.  The matching expense for 2014 and 2013 was $2.4 million, and $3.4 million, respectively.

(H)  RELATED PARTY TRANSACTIONS

During the years ended December 31, 2014 and 2013, UI received cash distributions from GenConn.   See Note (A) Business Organization and Statement of Accounting Policies – Equity Investments.

A Director of UIL Holdings holds a beneficial interest in the building located at 157 Church Street, New Haven, Connecticut, where UIL Holdings leases office space, a portion of which is utilized by UI.  UI’s portion of the lease payments for this office space for each of the years ended December 31, 2014 and 2013 totaled $0.1 million.

Inter-company Transactions

UI receives various administrative and management services from and enters into certain inter-company transactions with UIL Holdings and its subsidiaries.  For the year ended December 31, 2014, UI recorded inter-company expenses of $54.8 million which consisted primarily of operation and maintenance expenses.  Costs of the services that are allocated amongst UI and other of UIL Holdings’ regulated subsidiaries are settled periodically by way of inter-company billings and wire transfers.  At December 31, 2014 and 2013, the Balance Sheet reflects inter-company receivables, included in other accounts receivable of $3.3 million and $1.4 million, respectively, and inter-company payables, included in accounts payable, of $15.4 million and $9.4 million, respectively.

Dividends/Capital Contributions

In 2014 and 2013, UI made wire transfers to UIL Holdings on a quarterly basis in order to maintain its capitalization structure as allowed per PURA’s final decision in UI’s 2008 distribution rate proceeding.  For the years ended December 31, 2014 and 2013, UI accrued dividends to UIL Holdings of $82.7 million and $102.6 million, respectively.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

(I)  LEASE OBLIGATIONS

Operating leases, which are charged to operating expense, consist principally of leases for office space and facilities, land, railroad rights of way and a wide variety of equipment.  The future minimum lease payments under these operating leases are estimated to be as follows:

(In Thousands)
2015	2,929
2016	2,935
2017	2,904
2018	2,938
2019	2,543
2020-after	40,219
$54,468

Rental payments charged to operating expenses in 2014 and 2013 totaled $3.1 million and $5.6 million, respectively.

(J)  COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, UI and its subsidiaries are involved in various proceedings, including legal, tax, regulatory and environmental matters, which require management’s assessment to determine the probability of whether a loss will occur and, if probable, an estimate of probable loss.  When assessments indicate that it is probable that a liability has been incurred and an amount can be reasonably estimated, UI accrues a reserve and discloses the reserve and related matter.  UI discloses material matters when losses are probable but for which an estimate cannot be reasonably estimated or when losses are not probable but are reasonably possible.  Subsequent analysis is performed on a periodic basis to assess the impact of any changes in events or circumstances and any resulting need to adjust existing reserves or record additional reserves.  However, given the inherent unpredictability of these legal and regulatory proceedings, we cannot assure you that our assessment of such proceedings will reflect the ultimate outcome, and an adverse outcome in certain matters could have a material adverse effect on our results of operations or cash flows.

Connecticut Yankee Atomic Power Company

UI has a 9.5% stock ownership share in the Connecticut Yankee Atomic Power Company, an inactive nuclear generating company (Connecticut Yankee), the carrying value of which was $0.2 million as of December 31, 2014.  Connecticut Yankee has completed the physical decommissioning of its generation facilities and is now engaged primarily in the long-term storage of its spent nuclear fuel. Connecticut Yankee collects its costs through wholesale FERC-approved rates from UI and several other New England utilities.  UI recovers these costs from its customers through electric rates.

In May 2013, Connecticut Yankee filed an application with FERC to, among other things, reduce its rates and eliminate future decommissioning funding requirements for its owners, using the United States Department of Energy (DOE) damage award, discussed below.  In June 2013, FERC issued a final decision which approved both the proposed rate reduction and the elimination of future decommissioning funding requirements.  As a result, UI’s obligation and corresponding regulatory asset were eliminated at that time.

DOE Spent Fuel Litigation

In 1998, Connecticut Yankee filed claims in the United States Court of Federal Claims seeking damages resulting from the breach of the 1983 spent fuel and high level waste disposal contract between Connecticut Yankee and the DOE.  In September 2010, the court issued its decision and awarded Connecticut Yankee damages of $39.7 million for its spent fuel-related costs through 2001, which was affirmed in May 2012.  Connecticut Yankee received payment of the damage award and, in light of its ownership share, in July 2013 UI received approximately $3.8 million of such award which was credited back to customers through the CTA.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

In December 2007, Connecticut Yankee filed a second set of complaints with the United States Court of Federal Claims against the DOE seeking damages incurred since January 1, 2002 for the DOE’s failure to remove Connecticut Yankee’s spent fuel.  In November 2013, the court issued a final judgment, which was not appealed, awarding Connecticut Yankee damages of $126.3 million.  In light of its ownership share, in June 2014, UI received approximately $12.0 million of such award which was applied, in part, against the remaining storm regulatory asset balance.  The remaining regulatory liability balance was applied to the GSC “working capital allowance” and will be returned to customers through the nonbypassable federally mandated congestion charge.  See Note (C) “Regulatory Proceedings – Other Proceedings” for additional information.

In August 2013, Connecticut Yankee filed a third set of complaints with the United States Court of Federal Claims against the DOE seeking an unspecified amount of damages incurred since January 1, 2009 for the DOE’s failure to remove Connecticut Yankee’s spent fuel.

Environmental Matters

In complying with existing environmental statutes and regulations and further developments in areas of environmental concern, including legislation and studies in the fields of water quality, hazardous waste handling and disposal, toxic substances, climate change and electric and magnetic fields, UI may incur substantial capital expenditures for equipment modifications and additions, monitoring equipment and recording devices, as well as additional operating expenses.  The total amount of these expenditures is not now determinable.  Environmental damage claims may also arise from the operations of our subsidiaries.  Significant environmental issues known to UI at this time are described below.

Site Decontamination, Demolition and Remediation Costs

In 2000, UI conveyed a former generation site on the Mill River in New Haven (English Station) to an unaffiliated entity, Quinnipiac Energy LLC (QE), reserving to UI permanent easements for the operation of its transmission facilities on the site.  At the time of the sale, approximately $1.9 million, an amount equal to the then-current estimate for remediation, was placed in escrow for purposes of bringing soil and groundwater on the English Station site into compliance with applicable environmental laws.  As of December 31, 2014, approximately $0.1 million of the escrow fund remained.  In 2006, QE sold the property to Evergreen Power, LLC (Evergreen Power) and Asnat Realty LLC (Asnat).  In January 2012, Evergreen Power and Asnat filed a lawsuit in federal district court in Connecticut against UI seeking, among other things: (i) an order directing UI to reimburse the plaintiffs for costs they have incurred and will incur for the testing, investigating and remediation of hazardous substances at the English Station site and (ii) an order directing UI to investigate and remediate the site.  In May 2012, UI filed an answer and counterclaims.  In July 2012, Evergreen Power and Asnat filed a motion for partial summary judgment with respect to UI’s liability under the federal Comprehensive Environmental Response, Compensation, and Liability Act, which was denied without prejudice.  In December 2013, Evergreen and Asnat filed a subsequent lawsuit in Connecticut state court seeking among other things: (i) remediation of the property; (ii) reimbursement of remediation costs; (iii) termination of UI’s easement rights; (iv) reimbursement for costs associated with securing the property; and (v) punitive damages.  UI believes the claims are without merit.  UI’s knowledge of the current conditions at the English Station site is insufficient for it to make a reliable update of the original $1.9 million remediation estimate.  Management cannot presently assess the potential financial impact, if any, of the suits, and thus has not recorded a liability related to it and no amount of loss, if any, can be reasonably estimated at this time.

In April 2013, DEEP issued an administrative order addressed to UI, QE, Evergreen Power, Asnat and others, ordering the parties to take certain actions related to investigating and remediating the English Station site.  Mediation of the matter began in the fourth quarter of 2013 and is continuing.  At this time, management cannot predict the financial impact on UI of the DEEP order or other matters relating to this site and no amount of loss, if any, can be reasonably estimated at this time.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

UI owns transmission-related property adjacent to the New Haven Harbor Generating Station (formerly owned by UI), on which UI performed an environmental analysis that indicated remediation expenses would be approximately $3.2 million. UI has accrued these estimated expenses, which were recovered in transmission rates.

Middletown/Norwalk Transmission Project

The general contractor and two subcontractors responsible for civil construction work in connection with the installation of UI’s portion of the Middletown/Norwalk Transmission Project’s underground electric cable system filed lawsuits in Connecticut state court on September 22, 2009, March 23, 2009 and January 25, 2010, respectively.  The claims, as revised by the general contractor in October 2011, sought payment for change order requests of approximately $33.3 million, a 10% general contractor mark-up on any approved subcontractor change order claims (approximately $2.3 million), interest, costs, and attorneys' fees.  In December 2011, UI settled the claims brought by the two subcontractors and their respective lawsuits were dismissed, reducing UI’s estimate of the general contractor’s claims to approximately $7.7 million, exclusive of the contractor’s claims for interest, costs, and attorneys’ fees.    UI also pursued an indemnification claim against the general contractor for the payments made in settlement to the two subcontractors.

On September 3, 2013, the court found for UI on all claims but one related to certain change orders, and ordered UI to pay the Contractor approximately $1.3 million, which has since been paid.  The court also found against UI on the indemnification claims.  On October 22, 2013, the general contractor filed an appeal of the Court’s ruling.  UI expects to recover any amounts paid to resolve the contractor and subcontractor claims through UI’s transmission revenue requirements.

In April 2013, an affiliate of the general contractor for the Middletown/Norwalk Transmission Project, purporting to act as a shareholder on behalf of UIL Holdings, filed a complaint against the UIL Holdings Board of Directors alleging that the directors breached a fiduciary duty by failing to undertake an independent investigation in response to a letter from the affiliate asking for an investigation regarding alleged improper practices by UI in connection with the Middletown/Norwalk Transmission Project.  In October 2013, the court granted the defendants’ motion to dismiss the complaint.  In November 2013, the plaintiff filed an appeal of the court order in the Connecticut Appellate Court, which remains pending.

(K) FAIR VALUE MEASUREMENTS

As required by ASC 820 “Fair Value Measurements and Disclosures,” financial assets and liabilities are classified in their entirety, based on the lowest level of input that is significant to the fair value measurement.  UI’s assessment of the significance of a particular input to the fair value measurement requires judgment, and may affect the valuation of the fair value of assets and liabilities and their placement within the fair value hierarchy levels.

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

The following tables set forth the fair value of UI’s financial assets and liabilities, other than pension benefits and other postretirement benefits, as of December 31, 2014 and December 31, 2013.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2014	(In Thousands)
Assets:
Derivative assets	$-	$-	$27,270	$27,270
Supplemental retirement benefit trust life insurance policies	-	8,498	-	8,498
	$-	$8,498	$27,270	$35,768

Liabilities:
Derivative liabilities	$-	$-	$85,074	$85,074
Long-term debt	-	958,296	-	958,296
	$-	$958,296	$85,074	$1,043,370

Net fair value assets/(liabilities), December 31, 2014	$-	$(949,798)	$(57,804)	$(1,007,602)

December 31, 2013
Assets:
Derivative assets	$-	$-	$53,447	$53,447
Supplemental retirement benefit trust life insurance policies	-	7,898	-	7,898
	$-	$7,898	$53,447	$61,345

Liabilities:
Derivative liabilities	$-	$-	$196,233	$196,233
Long-term debt	-	905,471	-	905,471
	$-	$905,471	$196,233	$1,101,704

Net fair value assets/(liabilities), December 31, 2013	$-	$(897,573)	$(142,786)	$(1,040,359)

Fair value measurements categorized in Level 3 of the fair value hierarchy are prepared by individuals with expertise in valuation techniques, pricing of energy and energy-related products, and accounting requirements.  The derivative assets consist primarily of CfDs.  The determination of fair value of the CfDs was based on a probability-based expected cash flow analysis that was discounted at the December 31, 2014 or December 31, 2013 risk-free interest rates, as applicable, and an adjustment for non-performance risk using credit default swap rates.  Certain management assumptions were required, including development of pricing that extended over the term of the contracts.  UI believes this methodology provides the most reasonable estimates of the amount of future discounted cash flows associated with the CfDs.  Additionally, on a quarterly basis, UI performs analytics to ensure that the fair value of the derivatives is consistent with changes, if any, in the various fair value model inputs.  Additional quantitative information about Level 3 fair value measurements is as follows:

	Unobservable Input	Range at December 31, 2014	Range at December 31, 2013

Contracts for differences	Risk of non-performance	0.00% - 0.66%	0.00% - 0.62%
	Discount rate	1.65% - 2.25%	1.75% - 3.21%
	Forward pricing ($ per MW)	$3.15 - $14.59	$1.40 - $9.83

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

Significant isolated changes in the risk of non-performance, the discount rate or the contract term pricing would result in an inverse change in the fair value of the CfDs.

The determination of the fair value of the supplemental retirement benefit trust life insurance policies was based on quoted prices as of December 31, 2014 and December 31, 2013 in the active markets for the various funds within which the assets are held.

Long-term debt is carried at cost on the consolidated balance sheet.  The fair value of long-term debt as displayed in the table above is based on evaluated prices that reflect significant observable market information such as reported trades, actual trade information of similar securities, benchmark yields, broker/dealer quotes of new issue prices and relevant credit information.

The following tables set forth a reconciliation of changes in the fair value of the assets and liabilities above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2014 and 2013.

Year Ended December 31, 2014
(In Thousands)

Net derivative assets/(liabilities), December 31, 2013	$(142,786)
Unrealized gains and (losses), net	84,982
Net derivative assets/(liabilities), December 31, 2014	$(57,804)

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of December 31, 2014	$84,982

Year Ended December 31, 2013
(In Thousands)

Net derivative assets/(liabilities), December 31, 2012	$(176,605)
Unrealized gains and (losses), net	33,819
Net derivative assets/(liabilities), December 31, 2013	$(142,786)

Change in unrealized gains (losses), net relating to net derivative assets/(liabilities), still held as of December 31, 2013	$33,819

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

The following tables set forth the fair values of UI’s pension and OPEB assets as of December 31, 2014 and 2013.

	Fair Value Measurements Using
	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2014	(In Thousands)

Pension assets
Mutual funds	$-	$351,480	$-	$351,480
Hedge fund	-	-	17,636	17,636
	-	351,480	17,636	369,116
OPEB assets
Mutual funds	24,952	-	-	24,952
	24,952	-	-	24,952

Fair value of plan assets, December 31, 2014	$24,952	$351,480	$17,636	$394,068

December 31, 2013

Pension assets
Mutual funds	$-	$333,056	$-	$333,056
Hedge fund	-	-	17,695	17,695
	-	333,056	17,695	350,751
OPEB assets
Mutual funds	24,414	-	-	24,414
	24,414	-	-	24,414

Fair value of plan assets, December 31, 2013	$24,414	$333,056	$17,695	$375,165

The determination of fair values of the Level 2 co-mingled mutual funds and the Level 3 hedge fund were based on the Net Asset Value (NAV) provided by the managers of the underlying fund investments and the unrealized gains and losses.  The NAV provided by the managers typically reflect the fair value of each underlying fund investment.  Changes in the fair value of pension benefits and OPEB are accounted for in accordance with ASC 715 Compensation – Retirement Benefits as discussed in “Note (G) Pension and Other Benefits”.

The following tables set forth a reconciliation of changes in the fair value of the assets above that are classified as Level 3 in the fair value hierarchy for the twelve month periods ended December 31, 2014 and 2013.

Year Ended December 31, 2014
(In Thousands)
Pension assets-Level 3, December 31, 2013	$17,695
Unrealized/Realized gains and (losses), net	(59)
Pension assets-Level 3, December 31, 2014	$17,636

Year Ended December 31, 2013
(In Thousands)

Pension assets-Level 3, December 31, 2012	$14,165
Unrealized/Realized gains and (losses), net	850
Settlements	2,680
Pension assets-Level 3, December 31, 2013	$17,695

THE UNITED ILLUMINATING COMPANY

NOTES TO FINANCIAL STATEMENTS

(L) SUBSEQUENT EVENTS

On February 25, 2015, UI’s parent, UIL Holdings, announced that it had entered into a definitive merger agreement with Iberdrola USA under which Iberdrola USA will acquire UIL Holdings and create a newly listed U.S. publicly-traded company.  In connection with the merger, each issued and outstanding share of the common stock of UIL Holdings (other than the issued shares of UIL Holdings common stock that are owned by UIL Holdings, which will be automatically cancelled at the time the merger is consummated) will be converted into the right to receive one validly issued share of common stock of the newly listed company and $10.50 in cash.  Immediately following the consummation of the merger, former holders of UIL Holdings’ common stock will own approximately 18.5% of the newly listed company.  UIL Holdings currently expects that the transaction will close by the end of 2015.  There are no assurances that the proposed merger with Iberdrola USA will be consummated on the currently expected timetable or at all.

Further information concerning the proposed merger will be included in a joint proxy statement/prospectus contained in a registration statement on Form S-4 to be filed with the United States Securities and Exchange Commission in connection with the proposed merger.